Exhibit 5.1

October 30, 2009

Hasbro, Inc.
1027 Newport Avenue
Pawtucket, Rhode Island  02862

This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of 6,000,000 shares of Common Stock, $0.50 par value per share (the “Shares”), of Hasbro, Inc., a Rhode Island corporation (the “Company”).  The Shares are issuable pursuant to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan.  For the purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.  The opinions expressed below are limited to the laws of the State of Rhode Island.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold, and the consideration therefor has been received by the Company, in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.  Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP